Exhibit 99.1

ANNTAYLOR
NEWS RELEASE
142 WEST 57TH STREET, NEW YORK, N.Y. 10019

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES RECORD FISCAL YEAR 2004 FIRST QUARTER
EARNINGS AND LAUNCHES anntaylorLOFT.com

         NEW YORK, NEW YORK, May 12, 2004 - AnnTaylor Stores Corporation (NYSE: ANN) announced today record net income for the first quarter ended May 1, 2004 of $31,768,000, or $0.65 per share on a diluted basis (on an average of 50.1 million shares outstanding), compared to net income of $17,928,000, or $0.39 per share on a diluted basis (on an average of 47.9 million shares outstanding) in the first quarter of fiscal 2003.

         As announced last month, the Company's Board of Directors approved a 3-for-2 split of the Company's common stock in the form of a stock dividend. One additional share of common stock for every two shares owned will be distributed on or about May 26, 2004 to stockholders of record at the close of business on May 11, 2004. Adjusted earnings per share, restated for the effect of the stock split, were $0.43 per share on a diluted basis (on an average of 75.1 million shares outstanding) in the first quarter of fiscal 2004, compared to $0.26 per share on a diluted basis (on an average of 71.9 million shares outstanding) in the first quarter of fiscal 2003.

         As previously reported, total net sales for the first quarter of fiscal 2004 were $433,246,000, up 23.1 percent from $352,017,000 in the first quarter of fiscal 2003. By division, first quarter net sales were $213,424,000 for Ann Taylor, up from $201,326,000 for the same period last year, and $185,387,000 for Ann Taylor Loft, up from $119,923,000 for the same period last year. Comparable store sales for the first quarter of fiscal 2004 increased 11.9 percent, compared to a comparable store sales decrease of 6.5 percent for the first quarter of fiscal 2003. Comparable store sales by division for the quarter were up 4.2 percent for Ann Taylor compared to an 8.1 percent decrease last year, and up 24.8 percent for Ann Taylor Loft compared to a 2.8 percent decrease last year.

         Ann Taylor Chairman J. Patrick Spainhour said, "We are very pleased with the Company's first quarter performance. Both full price and comparable store sales increased significantly over last year, with strong gains in gross margin driving a 470 basis point increase in the gross margin rate compared to the first quarter of fiscal 2003. Signaling client acceptance of its return to brand profile, Ann Taylor experienced its fourth consecutive quarter of positive comparable store sales, and we expect to build on this momentum in the second quarter and fall season. Ann Taylor Loft is experiencing tremendous growth, as evidenced by its third consecutive quarter of double-digit comparable store sales growth. This healthy sales performance, combined with our extensive store-growth plans, continues to make Ann Taylor Loft one of the most compelling growth stories in the women's retail industry. We are also pleased to announce the May 3, 2004 launch of anntaylorLOFT.com, which was designed as an on-line extension of the in-store experience, offering a wide selection of Ann Taylor Loft merchandise."

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         Mr. Spainhour continued, "We are projecting full year earnings per share on a pre-stock split diluted basis in the range of $2.65 - $2.73, and remain comfortable with current earnings per share guidance for the second quarter and fall season in the range of $0.58 - $0.60, and $1.42 - $1.48, respectively. Adjusted earnings per share, reflecting the issuance of additional shares of common stock resulting from the previously discussed stock split, would be $0.39 - $0.40 and $0.95 - $0.99 for the second quarter and fall season, respectively. Adjusted full year guidance would be in the range of $1.77 - $1.82 per share on a diluted basis. Comparable store sales for the second quarter of fiscal 2004 are expected to be in the mid single-digit positive range, with Ann Taylor expected to be in the low single-digit positive range and Ann Taylor Loft expected to be in the high single-digit positive range."

         Total inventory levels at the end of the first quarter of fiscal 2004 were down 1 percent on a per square foot basis compared to last year. By division, inventory levels on a per square foot basis were down approximately 4 percent for Ann Taylor and up approximately 6 percent for Ann Taylor Loft. The Company still expects inventory levels on a per square foot basis to be flat to mid single-digit positive for the full year compared to last year.

         Gross margin, as a percentage of net sales, increased to 58.4 percent in the first quarter of fiscal 2004, compared to 53.7 percent in the first quarter of fiscal 2003. The increase in gross margin was the combined result of higher full price sales and higher margin rates achieved on non-full price sales at both divisions.

         Selling, general and administrative expenses during the first quarter of fiscal 2004 were $199,288,000, or 46.0 percent of net sales, compared to $158,618,000, or 45.1 percent of net sales, for the same period last year. The increase in selling, general and administrative expenses as a percentage of net sales was primarily due to higher marketing costs, an increase in the provision for management performance bonus and severance expense. These increases were partially offset by an overall leveraging of expenses due to the increase in comparable store sales.

         Operating profit was 12.4 percent of net sales in the first quarter of fiscal 2004, compared to 8.6 percent of net sales in the first quarter of last year.

         During the first fiscal quarter, the Company opened one new Ann Taylor store, 16 new Ann Taylor Loft stores and two new Ann Taylor Factory stores. Additionally, two existing Ann Taylor Loft stores were converted to Ann Taylor Factory stores. The total store count at the end of the first quarter was 667, comprised of 355 Ann Taylor stores, 282 Ann Taylor Loft stores, and 30 Ann Taylor Factory stores.

         Total store square footage increased 10.8 percent to 3,768,000 square feet as of May 1, 2004, from 3,400,000 square feet at the end of the first quarter of fiscal 2003. Total square footage by division at the end of the first quarter was 1,850,000 square feet for Ann Taylor and 1,650,000 square feet for Ann Taylor Loft.

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         During the first quarter of fiscal 2004, the Company repurchased 300,000 shares of its common stock, using $12,600,000 of the $75,000,000 authorized under the securities repurchase program approved by its Board of Directors on March 9, 2004.

         Ann Taylor is one of the country's leading women's specialty retailers, operating 667 stores in 44 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Store(s); a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

_________________

Contact:

Jim Smith
Chief Financial Officer
(212) 541-3547

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ANNTAYLOR STORES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters Ended May 1, 2004 and May 3, 2003
(unaudited)

	Quarters Ended
	May 1, 2004	May 3, 2003
	(in thousands, except per share amounts)

Net sales	$433,246	$352,017
Cost of sales	180,343	163,002

Gross margin	252,903	189,015
Selling, general and administrative expenses	199,288	158,618

Operating income	53,615	30,397

Interest income	1,001	688
Interest expense	1,670	1,694

Income before income taxes	52,946	29,391
Income tax provision	21,178	11,463

Net income	$31,768	$17,928

Basic earnings per share of common stock	$0.70	$0.41

Weighted average number of shares outstanding	45,319	44,043

Diluted earnings per share of common stock	$0.65	$0.39

Weighted average number of shares outstanding,
assuming dilution	50,065	47,915

Number of stores open at beginning of period	648	584
Number of stores opened during period	19	18
Number of stores expanded/relocated* during period	---	1
Number of stores closed during period	---	---
Number of stores open at end of period	667	602

Total store square footage at end of period	3,768	3,400

Note: All share and per share data are presented on a pre-stock split basis.

*Expanded stores are excluded from comparable store sales for the first year following expansion.

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ANNTAYLOR STORES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
May 1, 2004 and January 31, 2004
(unaudited)

	May 1, 2004	January 31, 2004
ASSETS	(in thousands)

Current assets:
Cash and cash equivalents	$348,768	$337,087
Accounts receivable	23,379	12,476
Merchandise inventories	214,057	172,058
Prepaid expenses and other current assets	60,386	55,747

Total current assets	646,590	577,368
Property and equipment, net	271,428	265,569
Goodwill, net	286,579	286,579
Deferred financing costs, net	4,756	4,886
Other assets	15,190	17,471

Total assets	$1,224,543	$1,151,873

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$75,957	$52,170
Accrued expenses	117,294	109,450

Total current liabilities	193,251	161,620
Long-term debt, net	126,047	125,152
Deferred lease costs and other liabilities	32,480	34,465
Stockholders' equity:
Common stock, $.0068 par value; 120,000,000
shares authorized; 49,686,110 and 49,465,620
shares issued, respectively	338	336
Additional paid-in capital	534,742	516,824
Retained earnings	425,133	393,926
Deferred compensation on restricted stock	(14,054)	(6,148)

	946,159	904,938
Treasury stock, at cost
3,712,736 and 4,087,620 shares, respectively	(73,394)	(74,302)

Total stockholders' equity	872,765	830,636

Total liabilities and stockholders' equity	$1,224,543	$1,151,873

Note: All share information is presented on a pre-stock split basis.

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ANNTAYLOR STORES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Quarters Ended May 1, 2004 and May 3, 2003
(unaudited)

	Quarters Ended
	May 1, 2004	May 3, 2003
	(in thousands)

Operating activities:
Net income	$31,768	$17,928
Adjustments to reconcile net income to net cash
provided (used) by operating activities:
Amortization of deferred compensation	1,716	780
Deferred income taxes	1,317	231
Depreciation and amortization	14,509	12,649
Loss on disposal of property and equipment	5	552
Non-cash interest	1,039	1,084
Tax benefit from exercise of stock options	5,286	53
Changes in assets and liabilities:
Receivables	(10,903)	(10,069)
Merchandise inventories	(41,999)	(10,917)
Prepaid expenses and other current assets	(4,840)	(6,808)
Accounts payable and accrued expenses	31,631	(10,022)
Other non-current assets and liabilities, net	(820)	2,411

Net cash provided (used) by operating activities	28,709	(2,128)

Investing activities:
Purchases of property and equipment	(20,373)	(9,035)

Net cash used by investing activities	(20,373)	(9,035)

Financing activities:
Payment of financing costs	(14)	---
Common stock activity related to stock based compensation programs, net	15,997	(603)
Repurchase of common stock	(12,638)	(12,781)

Net cash provided (used) by financing activities	3,345	(13,384)

Net increase (decrease) in cash	11,681	(24,547)
Cash and cash equivalents, beginning of period	337,087	212,821

Cash and cash equivalents, end of period	$348,768	$188,274